Exhibit 10.6

Eloxx Pharmaceuticals, Inc.

Restricted Stock Unit Grant Notice
(2018 Equity Incentive Plan - Israeli Sub - Plan) (the "Notice of Grant")

(For Israeli Participants)

Unless otherwise defined herein, the terms defined in the 2018 Equity Incentive Plan - Israeli Sub - Plan (the “Sub Plan”) shall have the same defined meanings in this Notice of Grant.

Name:______________________

You (“Holder”) have been granted _________ Restricted Share Units. Each such Restricted Share Unit is equivalent to one Share of the Company for purposes of determining the number of Shares subject to this award. None of the Restricted Share Units will be issued (nor will you have the rights of a shareholder with respect to the underlying Shares) until the vesting conditions described below are satisfied.

Additional terms of this grant are as follows:

Date of Grant:

Vesting Commencement Date:

Vesting Schedule:

The Restricted Share Units granted to Holder shall vest over four (4) years. One quarter (1/4) of the shares underlying the Restricted Share Units shall vest on _________ (the “Cliff Vesting Date”); the remainder shall vest in twelve equal installments on each successive quarterly anniversary of the Cliff Vesting Date, subject to Grantee’s Continuous Service as of each such date.

Price per Share for 1 RSU:	$

Term:	Ten (10) years from the date hereof

Type of Award:	[x] Approved 102 Award

You acknowledge and agree that this agreement and the vesting schedule set forth herein does not constitute an express or implied promise of continued engagement of service for the vesting period, for any period, or at all, and shall not interfere with your right or the Company’s right to terminate your engagement therewith at any time, with or without cause.

You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Board and/or by any committee of the Board so designated by the Board (the “Committee”) upon any questions relating to the Sub-Plan and this Award of Restricted Share Unit.

By your acknowledgement and acceptance of the terms of this grant of Restricted Share Units, you agree that this Notice of Grant, the Restricted Share Unit Agreement and the Sub-Plan constitute your entire agreement with respect to this Award, and supersede all proposals, written or oral, and all other communications between the parties related to the subject matter.

You acknowledge and agree that the Restricted Share Units and this grant of Restricted Share Units is subject to the terms and conditions of the Sub-Plan, the Trust Agreement (as defined hereunder), Section 102 of the Ordinance as may be amended from time to time and any regulations, rules, orders or procedures promulgated with respect to this matter including any tax ruling issued by the ITA, including, regarding the tax treatment applicable to your Restricted Share Units.

Notwithstanding the terms of this grant and the Restricted Share Unit Agreement the Restricted Share Units and Shares issued shall be subject to Section 3(g) of the Sub-Plan and will be held by the Trustee pursuant to the trust agreement executed between the Company and the Trustee (the “Trust Agreement”) Section 102, Ordinance and regulations promulgated therein and any applicable tax ruling issued by the ITA. The Trustee shall withhold any tax due to the terms and conditions of Section 102 and any tax ruling obtained from the ITA.

In addition and notwithstanding the terms of this grant and the Restricted Share Unit Agreement (i) Holder shall not be entitled to sell or release from trust any Restricted Share Units and/or Shares (or any other property received with respect to such Shares) until the lapse of the Restriction Period required under Section 102 of the Ordinance. Notwithstanding the foregoing, if any such sale or release occurs during the Restriction Period, the sanctions under Section 102 and under any rules or regulation or orders or procedures promulgated thereunder shall apply to and shall be borne only by such Holder (ii) during the Restriction Period , no Restricted Share Units and/or Shares or any right with respect thereto, shall be assignable, transferable, pledged, mortgaged, seizure or given as collateral or any right with respect to them given to any third party whatsoever, all in accordance with Section 102 and any applicable tax ruling.

By your acknowledgement and acceptance of the terms of this grant of Restricted Share Units, you confirm that you received a copy of the Sub-Plan and the Trust Agreement and that the terms, benefits and restrictions of Section 102 were explained to Holder by the Company.

ACKNOWLEDGEMENT OF HOLDER

(For Israeli Holder)

With respect to the Restricted Share Unit granted to me, I hereby agree that such Restricted Share Unit and the Shares (including any additional rights including share bonuses that shall be distributed to me in connection with the Shares) will be deposited and registered with the Trustee and in accordance with Section 102 and any applicable tax ruling.

After having an adequate opportunity to review the terms of the grant, including the Sub-Plan and the Trust Agreement and seek advice of legal counsel, I hereby declare that I am familiar with Section 102 and the designated tax tract as specified above. I agree to the terms and conditions of the Trust Agreement and I am obligated not to exercise the Restricted Share Unit and/or the Shares (issued from the Restricted Share Unit) until the end of the Restriction Period.

I hereby further confirm that:

1.	I understand the provisions of Section 102 and the applicable tax regime of this grant of Restricted Share Unit and agree to the tax arrangement applicable to this grant of Restricted Share Unit.
2.	I agree to the terms and conditions of the Trust Agreement and the Israeli Sub - Plan.
3.

Subject to the provisions of Section 102, I confirm that I shall not sell nor transfer nor Exercise (as such term is defined in Section 102) the Restricted Share Unit and/or the Shares (issued from the Restricted Share Unit) until the end of the Restriction Period.

4.

I hereby confirm that I read this Approval of Holder thoroughly, received all the clarifications and explanations I requested, and I understand the contents of this Acknowledgment and the obligations I undertake in signing it.

Signature of Holder:

Print Name:

Eloxx Pharmaceuticals, Inc.

2018 Equity Incentive Plan - Israeli Sub - Plan

RESTRICTED SHARE UNIT AGREEMENT

1. Grant.  The Company hereby grants to the Holder an Award of Restricted Share Units (“RSUs”), as set forth in the Notice of Grant and subject to the terms and conditions in this Restricted Share Unit Agreement (the “Agreement”) and the Company’s 2018 Equity Incentive Plan (Israeli Sub - Plan) (the “Sub-Plan”), which is incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Sub-Plan shall have the same defined meanings in this Agreement. The terms of the Sub-Plan and the Notice of Grant shall apply to this Agreement.

2. Company’s Obligation.  Each RSU represents the right to receive a one Share of Common Stock of the Company on the vesting date and in accordance with the Vesting Schedule set forth in the Notice of Grant. Unless and until the RSUs vest, the Holder will have no right to receive Shares under such RSUs.  Prior to actual distribution of Shares pursuant to any vested RSUs, such RSUs will represent an unfunded and unsecured obligation of the Company. Any RSUs that vest in accordance with the Vesting Schedule will be paid to Holder (or in the event of Holder’s death, to his or her estate) in whole Shares, subject to the Holder satisfying any tax withholding obligations set forth in paragraph 14 and subject to the terms of Section 6 of the Israeli Sub - Plan.

3. Forfeiture upon Termination of service.  (i) Notwithstanding any contrary provision of this Agreement or the Notice of Grant, if the Holder terminates Continuous Service for any or no reason prior to vesting, the unvested RSUs awarded by this Agreement will thereupon be forfeited at no cost to the Company. (ii) in the event of termination of Holder’s Continuous Service, with the Company or any of its Related Companies (as defined below), all unvested Restricted Share Units granted to such Holder will immediately expire. A notice of termination of Continuous Service shall be deemed to constitute termination of employment or service for the purposes of Restricted Share Units grants made under the Sub-Plan, Notice of Grant and this Agreement. For the avoidance of doubt, in case of such termination of Continuous Service, the unvested portion of the Restricted Share Units shall not vest and any unvested portion of Shares underling the Restricted Share Unit shall revert to the Sub-Plan (iii) For avoidance of any doubt and notwithstanding anything herein to the contrary, if termination of employment or service is for Cause: (A) any outstanding Restricted Share Units (whether vested or non-vested), will immediately expire and terminate and the Holder shall not have any right in connection to such outstanding Restricted Share Units and (B) all Shares issued upon vesting of the Restricted Share Unit shall be subject to repurchase at their nominal value by the Company. "Related Companies" for the purpose of this Agreement shall mean Eloxx Pharmaceuticals Ltd.

4. Payments after Death. Any distribution or delivery to be made to the Holder under this Agreement will, if the Holder is then deceased, be made to the administrator or executor of the Holder’s estate. Any such administrator or executor must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

5. Rights as Shareholder.  Subject to the provisions of Section 4 to the Israeli Sub - Plan, neither the Holder nor any person claiming under or through the Holder will have any of the rights or privileges of a shareholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Holder or Holder’s broker. For avoidance of doubt, the Approved 102 Award shall be subject to Section 9 of the Israeli Sub - Plan.

6. Binding Agreement.  Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

7. Compliance with Laws and Regulations. The issuance of the Shares shall be subject to compliance by the Company and Holder with all applicable laws, regulations and rules relating thereto, including all applicable regulations of any stock exchange (if applicable) on which the Shares listed or may be listed for trading at the time of such grant, vesting and/or issuance of Shares and all applicable foreign laws. The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of any Shares pursuant to this RSU's shall relieve the Company of any liability with respect to the none issuance or sale of the Shares as to which such approval shall not have been obtained.

8. Additional Conditions to Issuance of Share.  If at any time the Company will determine, in its sole discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to the Holder (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company.

9. Plan Governs.  This Agreement and the Notice of Grant are subject to all terms and provisions of the Sub-Plan. In the event of a conflict between one or more provisions of this Agreement or the Notice of Grant and one or more provisions of the Sub-Plan, the provisions of the Sub-Plan will govern.

10. Administrative Authority.  Without derogating the terms of the Israeli Sub - Plan, the Board or the Committee, as the case may be, will have the power to interpret the Sub-Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Sub-Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any RSUs have vested). All actions taken and all interpretations and determinations made by the Board or the Committee in good faith will be final and binding upon Holder, the Company and all other interested persons.  Neither the members of the Board nor any member of the Company will be personally liable for any action, determination or interpretation made in good faith with respect to the Sub-Plan or this Agreement.

11. Agreement Severable.  In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

12. Amendment, Suspension or Termination of the Sub-Plan.  By accepting this RSU, the Holder expressly warrants that he or she has received, read and understood a description of the Sub-Plan.  The Holder understands that the Sub-Plan is discretionary in nature and may be modified, suspended or terminated by the Company at any time.

13. Notice of Governing Law.  This Agreement shall be governed by and construed and enforced solely in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. For purposes of litigating any dispute that may arise directly or indirectly from this Agreement, the Holder and the Company hereby submit and consent to litigation in the exclusive jurisdiction of the competent courts of Tel-Aviv, Israel and agree that any such litigation shall be conducted only in the courts of Tel-Aviv, Israel and no other courts.

14. Withholding.  Without derogating from the terms of the Sub-Plan, regardless of any action the Company or its Related Companies takes with respect to any or all income tax, social insurance, health tax or other tax-related withholding (“Tax-Related Items”), the Holder acknowledges that the ultimate liability for all Tax-Related Items legally due by the Holder is, and remains, the Holder’s responsibility and may exceed the amount actually withheld by the Company or Related Companies. Holder further acknowledges that the Company and/or its Related Companies (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSU, including the grant of the RSU, the vesting of the RSU, the subsequent sale of Shares acquired pursuant to the RSU and the receipt of any dividends, if any; and (ii) do not commit to structure the terms of the RSU or any aspect of the RSU to reduce or eliminate the Holder’s liability for Tax-Related Items or achieve any particular tax result. Further, if Holder becomes subject to taxation in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, Holder acknowledges that the Company and/or Related Company may be required to withhold or account for Tax-Related Items and any other required deductions in more than one jurisdiction.

Prior to the vesting of RSUs, the Holder agrees to pay or make adequate arrangements satisfactory to the Company and/or its Related Companies to satisfy all withholding obligations of the Company and/or its Related Companies.  In this regard, the Holder authorizes the Company and/or its Related Companies to withhold all applicable Tax-Related Items legally payable by the Holder from his or her wages, within legal limits, or other cash compensation paid by the Company and/or its Related Companies or from proceeds of the sale of the Shares.  Alternatively, or in addition, if permissible under local law, the Company may (i) sell or arrange for the sale of Shares that the Holder acquire to meet the withholding obligation for Tax-Related Items, and/or (ii) withhold in Shares, provided that the Company only withholds the amount of Shares necessary to satisfy the withholding amount. The Holder acknowledges and agrees that should the amount of withholding for the Tax-Related Items to be satisfied by reducing the number of shares deliverable or by withholding from his or her sale’s proceeds be in excess, the Company and/or his or her employer will refund the excess amount to him or her within a reasonable period and without any interest.  Finally, the Holder shall pay to the Company and/or its Related Companies any amount of Tax-Related Items that may be required to withhold as a result of participation in the Sub-Plan that cannot be satisfied by the means previously described.  The Company may refuse to deliver the Shares if Holder fails to comply with obligations in connection with the Tax-Related Items as described in this section. Without derogating from the above said, the Company and/or its Related Companies and/or the Trustee shall have the right to withhold any applicable tax in accordance with the Ordinance, Section 102 and any ruling shall be obtained from the ITA.

15. Nature of the Grant.  In accepting the grant, Holder acknowledges that:

the Sub-Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Sub-Plan and this Agreement;

the Holder is voluntarily participating in the Sub-Plan;

the grant of the RSU is voluntary and occasional and does not create any contractual or other right to receive future RSU grants, or benefits in lieu of RSUs, even if RSUs have been granted repeatedly in the past;

Holder rights, if any, in respect of or in connection with this RSU or any other Award are derived solely from the discretionary decision of the Company to permit Holder to participate in the Sub-Plan and to benefit from a discretionary award. The Sub-Plan may be amended, suspended or terminated by the Company at any time, unless otherwise provided in the Sub-Plan and this Agreement. By accepting this Agreement, Holder expressly acknowledges that there is no obligation on the part of the Company to continue the Sub-Plan and/or grant any additional awards to Holder or benefits in lieu of any other Awards even if RSUs have been granted repeatedly in the past. All decisions with respect to future Award grants, if any, will be at the sole discretion of the Board and/or the Committee;

this Agreement, the RSUs and the Shares subject to the RSUs are not intended to replace any pension rights or compensation and are not to be considered compensation of a continuing or recurring nature, or part of Holder’s normal or expected compensation, and in no way represent any portion of Holder’s salary, compensation or other remuneration for any purpose, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the employer or any Related Company. The value of the Shares subject to the RSUs are an extraordinary item that do not constitute compensation of any kind for services of any kind rendered to the Company, the employer or any Related Company and which are outside the scope of Holder’s written employment agreement (if any);

neither the Sub-Plan nor the RSUs or any other Award granted under the Sub-Plan shall be deemed to give Holder a right to remain an Employee, consultant or director of the Company or an Related Company. The employer reserves the right to terminate the employment or service of Holder at any time, with or without cause, and for any reason, subject to applicable laws and a written employment agreement (if any);

all decisions with respect to future RSUs, if any, will be at the sole discretion of the Company;

participation in the Sub-Plan shall not create a right to further employment with the Holder’s employer and shall not interfere with the ability of the Holder’s employer to terminate the Holder’s employment relationship at any time with or without cause;

in the event that the Holder’s not an employee of the Company, the RSU will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the RSU will not be interpreted to form an employment contract with any subsidiary or Related Company of the Company;

the RSU is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or to the Holder’s employer, and which is outside the scope of the Holder’s employment contract, if any;

the RSU is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service RSUs, pension or retirement benefits or similar payments;

the future value of the underlying Shares is unknown and cannot be predicted with certainty;

in consideration of the grant of the RSU, no claim or entitlement to compensation or damages shall arise from termination of the RSU or diminution in value of the RSU or the Shares acquired through the RSU which results from termination of your employment by the Company or its Related Companies (for any reason whatsoever and whether or not in breach of local labor laws) and the Holder irrevocably releases the Company or its Related Companies from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the RSU, the Holder shall be deemed irrevocably to have waived his or her entitlement to pursue such claim;

Holders agrees that the Company may require RSU's granted hereunder be held by a Trustee or a broker designated by the Company; and

Holder agrees that his or her rights hereunder (if any) shall be subject to set-off by the Company for any valid debts the Holder owes to the Company.

Holder specifically acknowledges and understands that Eloxx Pharmaceuticals, Inc. is a public company traded on OTCQB. Accordingly, (a) the Company's Confidential Information may be considered as "inside information" pursuant to U.S. federal and state securities laws and regulations; and (b) the Company is required to make certain disclosures and publications under applicable laws which may include this Agreement and/or the Parties' discussions, such disclosure not to be deemed a breach of this Agreement.

HOLDER SPECIFICALLY ACKNOWLEDGES THAT THE SECURITIES ISSUABLE UPON EXERCISE OF THE RSU'S HAVE NOT BEEN REGISTERED UNDER THE ISRAELI SECURITIES LAW, 1968, AS AMENDED, THE U.S. SECURITIES ACT OF 1933, AS AMENDED OR UNDER ANY APPLICABLE U.S. STATE SECURITIES LAWS (COLLECTIVELY, THE “SECURITIES LAWS”).  THEY MAY NOT BE OFFERED FOR SALE, SOLD, CONVEYED, TRANSFERRED, PLEDGED, GIFTED, ASSIGNED, ENCUMBERED OR OTHERWISE DISPOSED OF UNLESS (1) REGISTERED UNDER SUCH SECURITIES LAWS, OR (2) PURSUANT TO AVAILABLE EXEMPTIONS FROM REGISTRATION FROM SUCH SECURITIES LAWS AND THE RULES PROMULGATED THEREUNDER, PROVIDED THAT THE HOLDER DELIVERS TO THE COMPANY AN OPINION OF COUNSEL,

SATISFACTORY TO THE COMPANY, CONFIRMING THE AVAILABILITY OF SUCH EXEMPTION.  INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

16. Acceleration of the RSU's

Immediately prior to (a) the consummation of a Significant Event (as defined below) or (b) the adoption of any plan or proposal for the liquidation or dissolution of the Company, then, all of the outstanding RSU's held by the Holder shall be accelerated and become immediately vested and exercisable.

Each of the following shall be a “Significant Event”: (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation, other than a transaction in which the holders of Shares of Common Stock (on an as converted basis) immediately prior thereto have the same, or substantially similar, proportionate ownership of Shares of Common Stock (on an as converted basis) of the surviving corporation immediately after the transaction and a transaction in which the holders of Shares of Common Stock (on an as converted basis) immediately prior thereto own a majority of the voting power of the surviving corporation; or (b) any sale, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets or all or substantially all of the outstanding and issued shares of the Company; or (c) the first Successful Completion of a Phase 3 study with respect to any indication, whereas the "Successful Completion" for the purpose of this section shall mean a clinical trial designed to meet FDA standards for a pivotal study in which the primary endpoint of the study is achieved.17. Authorization to Release and Transfer Necessary Personal Information.

Holder hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Holder’s personal information as described in this Agreement by and among, as applicable, the employer, and the Company and its Related Companies for the exclusive purpose of implementing, administering and managing Holder’s participation in the Sub-Plan.

Holder understands that the Company and the employer may hold certain personal information about Holder, including, but not limited to, Holder’s name, home address and telephone number, date of birth, social insurance number (or any other social or national identification number), salary, nationality, job title, residency status, any Shares or directorships held in the Company, details of all options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding (the “Data”) for the purpose of implementing, administering and managing the Holder’s participation in the Sub-Plan. Holder understands that Data may be transferred to the Company or any of its Related Companies, or to any third parties assisting in the implementation, administration and management of the Sub-Plan, that these recipients may be located in Holder’s country or elsewhere, including outside the European Economic Area, and that the recipient’s country (e.g., State of Israel) may have different data privacy laws and protections than Holder’s country. Holder understands that Holder may request a list with the names and addresses of any potential recipients of the Data by contacting Holder’s global human resources representative. Holder authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing Holder’s participation in the Sub-Plan, including any requisite transfer of such Data to a broker or other third party assisting with the administration of the Holder under the Sub-Plan or with whom Shares acquired pursuant to these Agreement or cash from the sale of such Shares may be deposited. Furthermore, you acknowledge and understand that the transfer of the Data to the Company or any of its Related Companies, or to any third parties is necessary for your participation in the Sub-Plan.

18. No Advice Regarding Grant. The Company and/or Related Company have not provided any tax, legal or financial advice, nor has the Company or Related Companies made any recommendations regarding Holder’s participation in the Sub-Plan, or Holder’s acquisition or sale of the underlying Shares. Holder is hereby advised to consult with Holder’s own personal tax, legal and financial advisors regarding Holder’s participation in the Sub-Plan before taking any action related to this Agreement or the Sub-Plan.

19. Further Instruments. The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

20. Imposition of Other Requirements. The Company reserves the right to impose other requirements on Holder’s participation in the Sub-Plan, on the Agreement and on any Shares (issued from the Restricted Share Unit) under the Sub-Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Sub-Plan. Holder agrees to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing Furthermore, Holder acknowledges that the laws of the country in which Holder is working at the time of grant, vesting and exercise of the RSU's or the sale of Shares received pursuant to this Agreement (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject Holder to additional procedural or regulatory requirements that Holder is and will be solely responsible for and must fulfill.

21. Notices. Any notice required or permitted under the terms of this Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by confirmed email or fax or forty-eight (48) hours after being deposited in the mail, as certified or registered mail, with postage prepaid, and addressed to the Company at the Company’s principal corporate offices or to the Holder at the address maintained for the Holder in the Company’s records or, in either case, as subsequently modified by written notice to the other party.

22. Confidentiality. The Holder shall regard the information in this Agreement and its exhibits attached hereto as confidential information and the Holder shall not reveal its contents to anyone except when required by law or for the purpose of gaining legal or tax advice.

23. Failure to Enforce - Not a Waiver. The failure of any party to enforce at any time any provisions of this Agreement or the Sub-Plan shall in no way be construed to be a waiver of such provision or of any other provision hereof.

24. Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to RSUs awarded under the Sub-Plan or future RSUs that may be awarded under the Sub-Plan by electronic means or request Participant’s consent to participate in the Sub-Plan by electronic means. Holder hereby consents to receive such documents by electronic delivery and agrees to participate in the Sub-Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

By your signature and the signature of the Company’s representative below (or by electronic acknowledgment and acceptance of this Agreement), you and the Company agree that this Grant is approved under and governed by the terms and conditions of the Sub-Plan and this Agreement.  Holder has reviewed the Sub-Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Sub-Plan and this Agreement.  Holder hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board and/or the Committee upon any questions relating to the Sub-Plan and Agreement.  Holder further agrees to notify the Company upon any change in the residence address indicated below.

HOLDER:	Eloxx Pharmaceuticals, Inc..

By:
Signature
Title:

Print Name

Residence Address